Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-1-A1 of our report dated December 9, 2021, relating to the financial statements of Bitmine Immersion Technologies, Inc., as of August 31, 2021 and 2020, and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado

November 14, 2022